Exhibit 3.18

Execution Version

FIRST AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

CRESTWOOD ARROW ACQUISITION LLC

THIS FIRST AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT of CRESTWOOD ARROW ACQUISITION LLC (this “Agreement”), dated as of November 1, 2013, is adopted, executed and agreed to by the Sole Member (as defined below).

1. Formation. Effective with the filing of the Certificate of Formation on October 8, 2013, Crestwood Arrow Acquisition LLC (the “Company”) was formed as a Delaware limited liability company under and pursuant to the Delaware Limited Liability Company Act (the “Act”). This Agreement shall be deemed to have become effective upon the formation of the Company.

2. Term. The Company shall have perpetual existence.

3. Purposes. The purposes of the Company are to carry on any lawful business, purpose or activity for which limited liability companies may be formed under the Act.

4. Sole Member. Upon the execution of this Agreement, Crestwood Midstream Partners LP, a Delaware limited partnership, shall be the sole member of the Company (the “Sole Member”). The debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and the Sole Member shall not be obligated for any such debt, obligation or liability of the Company. The failure to observe any formalities relating to the business or affairs of the Company shall not be grounds for imposing personal liability on the Sole Member for the debts, obligations or liabilities of the Company.

5. Contributions. Without creating any rights in favor of any third party, the Sole Member may, from time to time, make additional contributions of cash or property to the capital of the Company, but shall have no obligation to do so.

6. Distributions. The Sole Member shall be entitled (a) to receive all distributions (including, without limitation, liquidating distributions) made by the Company, and (b) to enjoy all other rights, benefits and interests in the Company,

7. Management. The business and affairs of the Company shall be managed by the Sole Member. The Sole Member shall act on behalf of the Company through one or more persons designated by the Sole Member from time to time (each a “Representative”). The initial Representative is Robert G. Phillips. The Representatives may delegate power and authority from time to time to one or more officers.

8. Dissolution. The Company shall dissolve and its affairs shall be wound up at such time, if any, as the Sole Member may elect. No other event will cause the Company to dissolve.

9. Governing Law. THIS AGREEMENT IS GOVERNED BY AND SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE (EXCLUDING ITS CONFLICT-OF-LAWS RULES).

10. Amendments. This Agreement may be modified, altered, supplemented or amended at any time by a written agreement executed and delivered by the Sole Member.

11. Liability. The Sole Member and the officers shall not have any liability for the obligations, debts or liabilities of the Company except to the extent provided in the Act.

12. Indemnification.

(a) The Sole Member and its affiliates, officers, directors, liquidators, partners, stockholders, managers, members and employees and any officer of the Company (each, regardless of such person’s capacity and regardless of whether such person is entitled to indemnification, a “Covered Person” and all such Covered Persons collectively, the “Indemnified Persons”) shall be indemnified and held harmless by the Company (but only to the extent of the Company’s assets), to the fullest extent permitted under applicable law, from and against any and all losses, liabilities, judgments, fines, penalties, costs and expenses that such Indemnified Person reasonably incurs and that result from, arise in connection with or are by reason of (i) the activities of the Company, (ii) anything done or not done by the Indemnified Person in its capacity as a Covered Person or (iii) the fact that the Indemnified Person was a Covered Person; provided that such Indemnified Person shall not be so indemnified and held harmless if the Indemnified Person acted in bad faith, engaged in fraud, gross negligence, a willful breach of the this Agreement or the Certificate of Formation of the Company or a willful illegal act (other than an act or omission treated as a criminal violation in a foreign country that is not a criminal violation in the United States); provided further that such indemnification shall not apply if the applicable action or proceeding has been brought by or in the right of the Company (whether directly or by counterclaim) except with respect to expenses to the extent provided in Section 12(b).

(b) Each Indemnified Person shall be indemnified and held harmless by the Company (but only to the extent of the Company’s assets), to the fullest extent permitted by applicable law, from and against all expenses reasonably incurred by any such Indemnified Person in connection with the defense or settlement of any action or proceeding by or in the right of the Company if the Indemnified Person acted in good faith and in a manner that the Indemnified Person reasonably believed to be in or not opposed to the best interests of the Company, except that no such indemnification shall be made in respect of any claim or proceeding as to which an Indemnified Person shall have been adjudged by a court of competent jurisdiction to be liable to the Company only if (and only to the extent that) the court in which such action or proceeding shall have been brought or is pending shall determine that despite such adjudication of liability and in light of all circumstances such indemnification may be made.

(c) The Company shall advance to each Indemnified Person the reasonable, documented expenses incurred by such Indemnified Person for which such Indemnified Person could reasonably be expected to be entitled to indemnity in defending any civil, criminal, administrative or investigative action, suit or proceeding in advance of the final disposition of such action, suit or proceeding; provided, however, that any such advance shall only be made if the Indemnified Person delivers a written affirmation by the Indemnified Person of its good faith belief that it is entitled to indemnification hereunder and agrees to repay all amounts so advanced if it shall ultimately be determined that it is not entitled to be indemnified hereunder.

(d) The right of any Indemnified Person to indemnification provided by this Section 12 shall be in addition to any and all other rights to which an Indemnified Person may be entitled under any agreement, as a matter of law or otherwise and shall continue as to a Indemnified Person who has ceased to serve in the capacity in which such Person was designated as a Indemnified Person and shall inure to the benefit of the heirs, successors, assigns and administrators of such Indemnified Person.

(e) The provisions of this Agreement, to the extent that they restrict or eliminate the duties and liabilities of an Indemnified Person otherwise existing at law or in equity, are agreed by the Sole Member to replace, to the fullest extent permitted by applicable law, such other duties and liabilities of such Indemnified Person.

(f) The obligations of the Company to the Indemnified Persons in this Section 12 or arising at law are solely the obligations of the Company. The satisfaction of any obligations under this Section 12 shall be from and limited to Company’s assets, including insurance proceeds, if any, and no personal liability whatsoever shall attach to, or be incurred by, the Sole Member for such obligations.

13. Indemnification of Former Managers and Officers. In accordance with Section 9.7 that certain Agreement and Plan of Merger, dated October 8, 2013, by and among the Sole Member, the Company, Arrow Midstream Holdings, LLC (the “AMH”), OZ Midstream Holdings, LLC and Legion Energy, LLC (the “Merger Agreement”), for a period of six years following the Effective Time (as defined in the Merger Agreement), the provisions of Article 11 of the Third Amended and Restated Limited Liability Company Agreement of AMH dated October 4, 2012 (which provisions are incorporated herein by reference as though fully set forth herein) as they apply to any Arrow Release Party (as defined in the Merger Agreement) shall remain in full force and effect; provided, however, that all rights to exculpation, indemnification and advancement of expenses in respect of any proceeding, action, demand, charge, suit, investigation or inquiry before any arbitrator or any court or tribunal in any jurisdiction (domestic or foreign) or any federal, state, tribal, county, municipal, local or other governmental or quasi-governmental body, agency, authority, department, commission, board, bureau, or instrumentality (domestic or foreign) pending or asserted or any claim made within such six-year period shall continue until the disposition of such proceeding, action, demand, charge, suit, investigation or inquiry or resolution of such claim.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned, being the Sole Member of the Company, has caused this Limited Liability Company Agreement to be duly executed as of the date first set forth above.

THE SOLE MEMBER:

CRESTWOOD MIDSTREAM PARTNERS LP

By:	Crestwood Midstream GP LLC, its General Partner

By:	/s/ Robert G. Phillips
Name:	Robert G. Phillips
Title:	President and Chief Executive Officer

SIGNATURE PAGE TO

LIMITED LIABILITY COMPANY AGREEMENT OF

CRESTWOOD ARROW ACQUISITION LLC